M & F WORLDWIDE CORP.
REPORTS THIRD QUARTER AND YEAR-TO-DATE 2011 RESULTS

M & F Worldwide Corp. to Hold Conference Call on November 10, 2011

New York, NY - November 3, 2011 - M & F Worldwide Corp. ("M & F Worldwide" or the "Company") (NYSE: MFW) today reported results for the third quarter and nine months ended September 30, 2011. Additionally, M & F Worldwide filed its Quarterly Report on Form 10-Q with the Securities and Exchange Commission today.

M & F Worldwide will host a conference call to discuss its third quarter 2011 results on November 10, 2011, at 9:00 a.m. (EST). The conference call will be accessible by dialing (800) 230-1085 in the United States and (612) 288-0329 internationally. For those unable to listen live, a replay of the call will be available by dialing (800) 475-6701 in the United States and (320) 365-3844 internationally; Access Code: 221553. The replay will be available from 11:00 a.m. (EST) Thursday, November 10, 2011, through 11:59 p.m. (EST) Thursday, November 24, 2011.

Third Quarter 2011 Highlights

•	Net revenues of $438.3 million, down $1.6 million, or 0.4%, as compared to the third quarter of 2010.

•
Operating income of $86.8 million, up $13.2 million, or 17.9%, as compared to the third quarter of 2010, due to a $19.5 million non-cash gain for the changes in fair value of contingent consideration arrangements related to recent acquisitions primarily as a result of a reduction in anticipated revenues for 2011.

•
Net income of $44.5 million, up $14.3 million, or 47.4%, as compared to the third quarter of 2010. Net income for the third quarter of 2011 includes a $19.5 million non-cash gain for changes in the fair value of contingent consideration arrangements, of which $19.2 million is not subject to income taxes.

Third Quarter 2011 Performance

Consolidated Results
Consolidated net revenues decreased by $1.6 million, or 0.4%, to $438.3 million for the third quarter of 2011 from $439.9 million for the third quarter of 2010. The decrease was due to lower net revenues at the Harland Clarke and Scantron segments, in part due to volume declines of certain products and services, partially of offset by increases in net revenues of $2.2 million for the Licorice Products segment and $1.5 million for the Harland Financial Solutions segment, as further described below.
Operating income increased by $13.2 million, or 17.9%, to $86.8 million for the third quarter of 2011 from $73.6 million for the third quarter of 2010. The increase was primarily due to decreases in the fair value of accrued contingent consideration related to the GlobalScholar acquisition at the Scantron segment and the Parsam acquisition at the Harland Financial Solutions segment that resulted in a non-cash gain of $19.5 million. The reduction in the fair value of accrued contingent consideration was the result of revenue projections that fall below the threshold amount that would trigger a payment. In addition, an increase in operating income for the Harland Clarke segment of $14.8 million was substantially offset by additional costs incurred at the Scantron segment, which were primarily associated with the GlobalScholar and Spectrum K12 acquisitions, deferral of revenue as further described in Segment Results for Scantron below and increased costs for the Corporate segment.
Net income increased by $14.3 million, or 47.4%, to $44.5 million for the third quarter of 2011 from $30.2 million for the third quarter of 2010. The increase was primarily due to a $19.5 million non-cash gain for changes in the fair value of contingent consideration arrangements, of which $19.2 million is not subject to income taxes.
Adjusted EBITDA decreased by $8.4 million, or 6.9%, to $112.8 million for the third quarter of 2011 from $121.2 million for the third quarter of 2010. Adjusted EBITDA is a non-GAAP measure that is defined in the footnotes to this release and reconciled to net income, the most directly comparable GAAP measure, in the accompanying financial tables.

Segment Results
Net revenues for the Harland Clarke segment decreased by $6.7 million, or 2.3%, to $283.2 million for the third quarter of 2011 from $289.9 million for the third quarter of 2010. The decrease was primarily due to volume declines, net of client additions and losses, in check and related products that reduced net revenues by $6.4 million, as well as a decline in non-check revenues, primarily resulting from a decline in sales of a survey solution to assist financial institutions with the implementation of new federal regulations in 2010 that also reduced net revenues by $6.1 million. The decline was partially offset by an increase in revenues per unit, which increased net revenues by $6.7 million. Operating income for the Harland Clarke segment increased by $14.8 million, or 29.0%, to $65.8 million for the third quarter of 2011 from $51.0 million for the third quarter of 2010. The increase in operating income was primarily due to labor cost reductions resulting from restructuring activities, increased revenues per unit and lower restructuring costs, asset impairment charges and depreciation and amortization, partially offset by volume declines in checks and related products. Operating income for the third quarters of 2011 and 2010 includes restructuring costs of $0.4 million and $4.2 million, respectively.
Net revenues for the Harland Financial Solutions segment increased by $1.5 million, or 2.1%, to $72.4 million for the third quarter of 2011 from $70.9 million for the third quarter of 2010. The increase was primarily due to revenues from the Parsam acquisition completed in December 2010, which increased net revenues by $1.6 million, as well as a $1.2 million increase in services revenues resulting from new customers. The increases were partially offset by a $1.0 million decrease in maintenance revenues due to customers converting to perpetual license agreements, as well as industry trends to hosted versus in-house solutions. Operating income for the Harland Financial Solutions segment decreased by $0.6 million, or 4.3%, to $13.2 million for the third quarter of 2011 from $13.8 million for the third quarter of 2010. The decrease in operating income was due to an increase in selling, general and administrative expenses as a result of costs associated with the Parsam acquisition completed in December 2010, increased foreign currency transaction losses, higher incentive compensation accruals and higher travel costs due to expanded selling efforts.
Net revenues for the Scantron segment decreased by $0.9 million, or 1.7%, to $52.4 million for the third quarter of 2011 from $53.3 million for the third quarter of 2010. The decrease was primarily driven by a decline in sales of a survey solution to assist financial institutions with implementation of new federal regulations in 2010 that reduced net revenues by $2.3 million, as well as a $1.2 million reduction in net revenues from volume declines in sales of forms. The revenue decreases were partially offset by $2.5 million of revenues resulting from the acquisitions of GlobalScholar and Spectrum K12. Net revenues for the third quarter of 2011 also included charges of $1.5 million for non-cash fair value acquisition accounting adjustments to deferred revenue related to the GlobalScholar and Spectrum K12 acquisitions. In addition, the current accounting for revenue recognition for the recent acquisitions results in a substantial deferral of revenue into future periods for amounts that are billed and collected, while costs related to these sales, with the exception of direct implementation costs, are recognized in the current period. Deferred revenues related to GlobalScholar and Spectrum K12 increased by $6.5 million during the third quarter of 2011. Operating income for the Scantron segment increased by $4.2 million, or 53.2%, to $12.1 million for the third quarter of 2011 from $7.9 million for the third quarter of 2010. The increase in operating income was primarily due to a decrease in the fair value of accrued contingent consideration related to the GlobalScholar acquisition that resulted in a non-cash gain of $19.2 million and cost reductions. These decreases were partially offset by costs associated with GlobalScholar and Spectrum K12 including a $4.4 million increase in amortization expense, the impact of the revenue acquisition accounting adjustments and volume declines, as well as investments in growth initiatives and a $1.3 million increase in restructuring costs. Operating income for the third quarters of 2011 and 2010 includes restructuring costs of $1.9 million and $0.6 million, respectively.
Net revenues for the Licorice Products segment increased by $2.2 million, or 7.7%, to $30.6 million for the third quarter of 2011 from $28.4 million for the third quarter of 2010. Magnasweet and pure licorice derivative sales increased by $1.8 million primarily due to an increase in shipment volumes of pure licorice derivatives to international cosmetic, pharmaceutical, food and beverage customers. Sales of licorice extract to the worldwide tobacco industry increased by $0.7 million as the result of an increase in shipment volumes for certain large tobacco customers. Sales of licorice extract to non-tobacco customers decreased by $0.3 million. Operating income for the Licorice Products segment decreased by $0.4 million, or 5.6%, to $6.8 million for the third quarter of 2011 from $7.2 million for the third quarter of 2010 due to a change in the mix of products sold and an increase in raw material costs partially offset by the increase in sales.

Year-to-date 2011 Performance

Consolidated Results
Consolidated net revenues decreased by $38.6 million, or 2.9%, to $1,309.8 million for the nine months ended September 30, 2011 from $1,348.4 million for the nine months ended September 30, 2010. The decrease was due to lower net revenues at the Harland Clarke and Scantron segments in part due to volume declines of certain products and services, partially offset by increases in net revenues of $9.4 million for the Harland Financial Solutions segment and $8.9 million for the Licorice Products segment, as further described below.
Operating income decreased by $21.2 million, or 8.8%, to $219.9 million for the nine months ended September 30, 2011 from $241.1 million for the nine months ended September 30, 2010. The decrease was primarily due to costs associated with the GlobalScholar and Spectrum K12 acquisitions, including a $13.2 million increase in amortization expense, and deferral of revenue as further described in Segment Results for Scantron below. These items were partially offset by a decrease in the fair value of accrued contingent consideration related to the GlobalScholar, Spectrum K12, Parsam and SubscriberMail acquisitions that resulted in a non-cash gain of $24.6 million, as well as an $8.8 million increase in operating income for the Harland Financial Solutions segment and a $6.9 million decrease in restructuring costs. The reduction in the fair value of accrued contingent consideration was the result of revenue projections that fall below the threshold amount that would trigger a payment.
Net income increased by $1.0 million, or 1.1%, to $94.6 million for the nine months ended September 30, 2011 from $93.6 million for the nine months ended September 30, 2010. The increase was primarily due to the $24.6 million non-cash gain for changes in the fair value of contingent consideration arrangements, of which $22.8 million is not subject to income taxes, as well as a one-time gain of $13.2 million ($10.9 million after tax) on the sale of marketable securities. These items were partially offset by the decrease in operating income at the Scantron segment resulting from costs incurred related to recent acquisitions and deferral of revenue as further described in Segment Results below in addition to a one-time charge of $20.0 million ($12.8 million after tax) associated with the disposition of the Company's former non-operating subsidiary, Pneumo Abex LLC.
Adjusted EBITDA decreased by $44.3 million, or 11.6%, to $337.0 million for the nine months ended September 30, 2011 from $381.3 million for the nine months ended September 30, 2010. Adjusted EBITDA is a non-GAAP measure that is defined in the footnotes to this release and reconciled to net income, the most directly comparable GAAP measure, in the accompanying financial tables.
Segment Results
Net revenues for the Harland Clarke segment decreased by $61.6 million, or 6.8%, to $845.3 million for the nine months ended September 30, 2011 from $906.9 million for the nine months ended September 30, 2010. The decrease was primarily due to volume declines, net of client additions and losses, in check and related products that reduced net revenues by $46.0 million, as well as a decline in non-check revenues, primarily resulting from a decline in sales of a survey solution to assist financial institutions with the implementation of new federal regulations in 2010 that reduced net revenues by $12.2 million. In addition, a decrease in revenues per unit reduced net revenues by $1.8 million. The 2010 period also included revenue for a one-time payment of $4.8 million resulting from the loss of a client. The decline in net revenues was partially offset by one additional workday in the 2011 period. Operating income for the Harland Clarke segment increased by $2.5 million, or 1.4%, to $185.4 million for the nine months ended September 30, 2011 from $182.9 million for the nine months ended September 30, 2010. The increase in operating income was primarily due to labor cost reductions resulting from restructuring activities, lower depreciation and amortization, a decrease in restructuring costs, lower asset impairment charges and declines in general overhead expenses. These increases to operating income were partially offset by the impact of the volume declines, lower revenues per unit in check and related products and the one-time payment resulting from the loss of a client that occurred in 2010. Operating income for the nine months ended September 30, 2011 and 2010 includes restructuring costs of $3.7 million and $7.5 million, respectively.
Net revenues for the Harland Financial Solutions segment increased by $9.4 million, or 4.5%, to $219.7 million for the nine months ended September 30, 2011 from $210.3 million for the nine months ended September 30, 2010. The increase was primarily due to revenues from the Parsam acquisition completed in December 2010, which increased net revenues by $4.4 million, as well as a $4.2 million increase in software revenues for perpetual license agreements and a $2.6 million increase in services revenues resulting from new clients. The increases were partially offset by a $2.6 million decrease in maintenance revenues due to certain customers converting to perpetual license agreements, industry trends to hosted versus in-house solutions and customers converting from enterprise to term agreements. Operating income for the Harland Financial Solutions segment increased by $8.8 million, or 24.0%, to $45.4 million for the nine months ended September 30, 2011 from $36.6 million for the nine months ended September 30, 2010. The increase in operating income was primarily due to the increase in revenues, cost reductions resulting from restructuring and favorable pricing and decreases in depreciation and amortization, which were partially offset by increases in travel costs and selling expenses due to expanded selling efforts.
Net revenues for the Scantron segment decreased by $0.6 million, or 0.4%, to $152.9 million for the nine months ended September 30, 2011 from $153.5 million for the nine months ended September 30, 2010. The decrease in net revenues was primarily due to a decline in sales of a survey solution to assist financial institutions with the implementation of new federal regulations in 2010 that reduced net revenues by $5.1 million, as well as a $2.4 million reduction in net revenues from volume declines in sales of forms. The revenue decrease was substantially offset by $7.2 million of revenues resulting from the acquisitions of GlobalScholar and Spectrum K12. Net revenues for the nine months ended September 30, 2011 also included charges of $6.8 million for non-cash fair value acquisition accounting adjustments to deferred revenues related to the GlobalScholar and Spectrum K12 acquisitions. In addition, the current accounting for revenue recognition for the recent acquisitions results in a substantial deferral of revenue into future periods for amounts that are billed and collected, while costs related to these sales, with the exception of direct implementation costs, are recognized in the current period. Deferred revenues related to GlobalScholar and Spectrum K12 increased by $17.3 million during the nine months ended September 30, 2011. Operating income for the Scantron segment decreased by $23.6 million to an operating loss of $4.6 million for the nine months ended September 30, 2011 from operating income of $19.0 million for the nine months ended September 30, 2010. The decrease in operating income was primarily due costs associated with GlobalScholar and Spectrum K12 including a $13.2 million increase in amortization expense, volume declines and the impact of the revenue acquisition accounting adjustments.

These decreases were partially offset by a reduction in the fair value of accrued contingent consideration related to the GlobalScholar and Spectrum K12 acquisitions that resulted in a non-cash gain of $22.8 million, as well as cost reductions related to restructuring activities. Operating income for the nine months ended September 30, 2011 and 2010 includes restructuring costs of $4.3 million and $7.1 million, respectively.
Net revenues for the Licorice Products segment increased by $8.9 million, or 10.6%, to $92.5 million for the nine months ended September 30, 2011 from $83.6 million for the nine months ended September 30, 2010. Sales of licorice extract to the worldwide tobacco industry increased by $5.1 million as the result of an increase in shipment volumes for certain large tobacco customers. Magnasweet and pure licorice derivative sales increased by $3.7 million primarily due to an increase in shipment volumes of pure licorice derivatives to international cosmetic, pharmaceutical, food and beverage customers. Sales of licorice extract to non-tobacco customers increased by $0.1 million. Operating income for the Licorice Products segment increased by $1.4 million, or 6.6%, to $22.7 million for the nine months ended September 30, 2011 from $21.3 million for the nine months ended September 30, 2010 due to the increase in sales partially offset by a change in the mix of products sold and an increase in raw material costs.

About M & F Worldwide
M & F Worldwide has four business segments, which are operated by Harland Clarke, Harland Financial Solutions, Scantron and Mafco Worldwide. Harland Clarke is a provider of checks and related products, direct marketing services and customized business and home office products. Harland Financial Solutions provides technology products and related services to financial institutions. Scantron is a leading provider of data management solutions and related services to educational, healthcare, commercial and governmental entities worldwide including testing and assessment solutions, patient information collection and tracking, and survey services. Mafco Worldwide produces licorice products for sale to the tobacco, food, pharmaceutical and confectionery industries.

Forward-Looking Statements

This press release contains forward-looking statements that reflect management's current assumptions and estimates of future performance and economic conditions, which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks and uncertainties, many of which are beyond M & F Worldwide's control. All statements other than statements of historical facts included in this press release, including those regarding M & F Worldwide's strategy, future operations, financial position, estimated revenues, projected costs, projections, prospects, plans and objectives of management, are forward-looking statements. When used in this press release, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates” or similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. All forward-looking statements speak only as of the date of this press release. Although M & F Worldwide believes that its plans, intentions and expectations reflected in or suggested by the forward-looking statements made in this press release are reasonable, such plans, intentions or expectations may not be achieved. In addition to factors described in M & F Worldwide's Securities and Exchange Commission filings and others, the following factors may cause M & F Worldwide's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements contained in this press release include: (1) economic, climatic or political conditions in countries in which Mafco Worldwide sources licorice root; (2) additional government regulation of tobacco products, tobacco industry litigation or enactment of new or increased taxes on cigarettes or other tobacco products, to the extent any of the foregoing curtail growth in or actually reduce consumption of tobacco products in which licorice products are used or place limitations on the use of licorice extracts as additives used in manufacturing tobacco products; (3) the failure of third parties to make full and timely payment to M & F Worldwide for environmental, tax and other matters for which M & F Worldwide is entitled to indemnification; (4) unfavorable foreign currency fluctuations; (5) difficult conditions in financial markets, the downturn in and potential worsening of general economic and market conditions and the impact of the credit crisis; (6) M & F Worldwide's substantial indebtedness; (7) covenant restrictions under M & F Worldwide's indebtedness that may limit its ability to operate its business and react to market changes; (8) the maturity of the principal industry in which the Harland Clarke segment operates and trends in the paper check industry, including a faster than anticipated decline in check usage due to increasing use of alternative payment methods, a decline in consumer confidence and/or checking account openings and other factors, and our ability to grow non-check-related product lines; (9) consolidation among or failure of financial institutions, decreased spending by financial institutions on our products and services and other adverse changes among the large clients on which M & F Worldwide depends, resulting in decreased revenues and/or pricing pressure; (10) the ability to retain M & F Worldwide's clients; (11) the ability to retain M & F Worldwide's key employees and management; (12) lower than expected cash flow from operations; (13) significant increases in interest rates; (14) intense competition in all areas of M & F Worldwide's business; (15) interruptions or adverse changes in M & F Worldwide's supplier relationships, technological capacity, intellectual property matters, and applicable laws; (16) decreases to educational budgets as a result of the continued general economic downturn and the resulting impact on Scantron's customers; (17) variations in contemplated brand strategies, business locations, management positions and other business decisions in connection with integrating acquisitions; (18) M & F Worldwide's ability to successfully integrate and manage recent acquisitions as well as future acquisitions; (19) M & F Worldwide's ability to achieve vendor-specific objective evidence for software businesses we have acquired or will acquire, which could affect the timing of recognition of revenue; (20) M & F Worldwide's ability to implement any or all components of its business strategy or realize all of its expected cost savings or synergies from acquisitions; (21) acquisitions otherwise not being successful from a financial point of view, including, without limitation, due to any difficulties with M & F Worldwide's servicing its debt obligations; (22) weak economic conditions and declines in the financial performance of our businesses that may result in material impairment charges and (23) the failure of M & F Worldwide Corp. and MacAndrews & Forbes Holdings Inc. to consummate the transaction contemplated by the merger agreement entered into by the parties thereto on September 12, 2011.

You should read carefully the factors described in M & F Worldwide's Annual Report on Form 10-K for the year ended December 31, 2010 for a description of risks that could, among other things, cause actual results to differ from these forward looking statements.

Non-GAAP Financial Measures
In this release, M & F Worldwide presents certain adjusted financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures are designed to complement the GAAP financial information presented in this release because management believes they present information regarding M & F Worldwide that management believes is useful to investors. The non-GAAP financial measures presented should not be considered in isolation from or as a substitute for the comparable GAAP financial measure.
EBITDA represents net income before interest income and expense, income taxes, depreciation and amortization (other than amortization related to contract acquisition payments). M & F Worldwide presents EBITDA because it believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in M & F Worldwide's industries.
M & F Worldwide believes EBITDA provides useful information with respect to its ability to meet its future debt service, capital expenditures, working capital requirements and overall operating performance, although EBITDA should not be considered as a measure of liquidity. In addition, M & F Worldwide utilizes EBITDA when interpreting operating trends and results of operations of its business.
M & F Worldwide also uses EBITDA for the following purposes: Mafco Worldwide's and Harland Clarke Holdings' senior credit facilities use EBITDA (with additional adjustments) to measure compliance with financial covenants such as debt incurrence. M & F Worldwide's subsidiaries executive compensation is based on EBITDA (with additional adjustments) performance measured against targets. EBITDA is also widely used by M & F Worldwide and others in its industry to evaluate and value potential acquisition candidates. EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. See below for a description of these limitations. Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to M & F Worldwide to invest in the growth of its business.
In addition, in evaluating EBITDA, you should be aware that in the future M & F Worldwide may incur expenses such as those excluded in calculating it. M & F Worldwide's presentation of this measure should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items.
EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	it does not reflect M & F Worldwide's cash expenditures and future requirements for capital expenditures or contractual commitments;

•	it does not reflect changes in, or cash requirements for, M & F Worldwide's working capital needs;

•	it does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on M & F Worldwide's debt;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements;

•	it is not adjusted for all non-cash income or expense items that are reflected in M & F Worldwide's statements of cash flows; and

•	other companies in M & F Worldwide's industries may calculate EBITDA differently from M & F Worldwide, limiting its usefulness as a comparative measure.
Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to invest in the growth of M & F Worldwide's business or as a measure of cash that will be available to M & F Worldwide to meet its obligations. You should compensate for these limitations by relying primarily on M & F Worldwide's GAAP results and using EBITDA only supplementally.
M & F Worldwide presents Adjusted EBITDA as a supplemental measure of its performance. M & F Worldwide prepares Adjusted EBITDA by adjusting EBITDA to reflect the impact of a number of items it does not consider indicative of M & F Worldwide's ongoing operating performance. Such items include, but are not limited to, restructuring costs, asset impairment charges, settlement of certain contingent claims, deferred purchase price compensation related to an acquisition, changes in fair value of contingent consideration, gains on the sale of certain marketable securities and certain acquisition accounting adjustments. You are encouraged to evaluate each adjustment and the reasons M & F Worldwide considers them appropriate for supplemental analysis. As an analytical tool, Adjusted EBITDA is subject to all of the limitations applicable to EBITDA. In addition, in evaluating Adjusted EBITDA, you should be aware that in the future, M & F Worldwide may incur expenses, including cash expenses, similar to the adjustments in this presentation. M & F Worldwide's presentation of Adjusted EBITDA should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items.

For additional information contact:

Christine Taylor
(212) 572-5988

-tables to follow-

M & F Worldwide Corp. and Subsidiaries
Consolidated Statements of Income
(in millions, except per share data)

	(unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Product revenues, net	$356.8	$353.8	$1,067.8	$1,099.4
Service revenues, net	81.5	86.1	242.0	249.0
Total net revenues	438.3	439.9	1,309.8	1,348.4
Cost of products sold	216.6	210.6	650.9	648.9
Cost of services provided	41.5	46.2	120.8	131.0
Total cost of revenues	258.1	256.8	771.7	779.9
Gross profit	180.2	183.1	538.1	568.5
Selling, general and administrative expenses	110.5	102.3	332.1	309.5
Revaluation of contingent consideration	(19.5)	0.3	(24.6)	0.2
Asset impairment charges	0.1	1.9	2.4	2.5
Restructuring costs	2.3	5.0	8.3	15.2
Operating income	86.8	73.6	219.9	241.1
Interest income	0.1	0.1	0.3	0.7
Interest expense	(27.5)	(28.1)	(82.4)	(89.5)
Settlement of contingent claims	—	—	(20.0)	—
Other income (expense), net	—	(0.1)	13.2	(0.3)
Income before income taxes	59.4	45.5	131.0	152.0
Provision for income taxes	14.9	15.3	36.4	58.4
Net income	$44.5	$30.2	$94.6	$93.6
Earnings per common share:
Basic	$2.30	$1.57	$4.89	$4.84
Diluted	$2.28	$1.55	$4.86	$4.81
Weighted average number of shares used in per share calculations:
Basic shares	19.3	19.3	19.3	19.3
Diluted shares	19.5	19.5	19.5	19.4

M & F Worldwide Corp. and Subsidiaries
Business Segment Information
(in millions)

	(unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Net revenues
Harland Clarke segment	$283.2	$289.9	$845.3	$906.9
Harland Financial Solutions segment	72.4	70.9	219.7	210.3
Scantron segment	52.4	53.3	152.9	153.5
Licorice Products segment	30.6	28.4	92.5	83.6
Eliminations	(0.3)	(2.6)	(0.6)	(5.9)
Total net revenues	$438.3	$439.9	$1,309.8	$1,348.4

Operating income (loss)
Harland Clarke segment	$65.8	$51.0	$185.4	$182.9
Harland Financial Solutions segment	13.2	13.8	45.4	36.6
Scantron segment (a)	12.1	7.9	(4.6)	19.0
Licorice Products segment	6.8	7.2	22.7	21.3
Corporate	(11.1)	(6.3)	(29.0)	(18.7)
Total operating income	$86.8	$73.6	$219.9	$241.1

(a)
Reflects the impact of a decrease in the fair value of accrued contingent consideration related to the GlobalScholar and Spectrum K12 acquisitions that resulted in a non-cash gain of $19.2 million and $22.8 million for the three and nine months ended September 30, 2011, respectively.

Reconciliation of net income to EBITDA and EBITDA to Adjusted EBITDA (in millions):

	(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Net income	$44.5	$30.2	$94.6	$93.6
Interest expense, net	27.4	28.0	82.1	88.8
Provision for income taxes	14.9	15.3	36.4	58.4
Depreciation and amortization	41.4	39.2	123.3	119.9
EBITDA	128.2	112.7	336.4	360.7
Adjustments:
Restructuring costs (a)	2.3	5.0	8.3	15.2
Acquisition-related deferred compensation and changes in contingent consideration (b)	(19.5)	0.6	(24.6)	1.3
Asset impairment charges (c)	0.1	1.9	2.4	2.5
Impact of purchase accounting adjustments (d)	1.7	1.0	7.7	1.6
Settlement of contingent claims (e)	—	—	20.0	—
Gain on sale of marketable securities (f)	—	—	(13.2)	—
Adjusted EBITDA	$112.8	$121.2	$337.0	$381.3
____________

(a)	Reflects restructuring costs, including adjustments, recorded in accordance with GAAP, consisting primarily of severance, post-closure facility expenses and other related expenses.

(b)	Reflects charges accrued under deferred purchase price agreements and changes in the fair value of contingent consideration related to acquisitions.

(c)	Reflects non-cash impairment charges from the write-down of assets.

(d)	Reflects the non-cash fair value deferred revenue adjustments related to acquisition accounting.

(e)	Reflects a one-time charge associated with the disposition of the Company's former non-operating subsidiary, Pneumo Abex LLC.

(f)	Reflects a one-time gain on the sale of marketable securities.